FOR IMMEDIATE RELEASE                                                                                                Ref: 11-14

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Announces Redemption of Preferred Stock
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Raleigh, NC – May 25, 2011 - Highwoods Properties, Inc. (NYSE: HIW), one of the largest owners and operators of office properties in the Southeast, today announced that it has called for the redemption of all of its remaining 8% Series B Cumulative Redeemable Preferred Shares (NYSE:HIW.B).  The cash redemption price for the remaining 2,100,000 Series B Preferred Shares to be redeemed is $25.00 per share.  Holders of the Series B Preferred Shares to be redeemed will receive accrued and unpaid dividends through the redemption date.

The redemption date will be June 24, 2011.  After the redemption date, dividends on the Series B Preferred Shares will cease to accrue.  Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series B Preferred Shares to be redeemed to Wells Fargo Shareowner Services, the Company’s transfer agent, at the address and during the business hours specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed commencing on May 25, 2011 to holders of record of the Series B Preferred Shares.  Questions relating to the Notice of Redemption and related materials should be directed to Wells Fargo Shareowner Services at (800) 468-9716.

The Company noted that, since January 1, 2005 and inclusive of this redemption, it has retired $348.4 million of preferred stock with a weighted average coupon of 8.1%.  As a result, the Company has reduced preferred stock dividends by $28.3 million on an annualized basis.

About Highwoods Properties
Highwoods Properties, headquartered in Raleigh, North Carolina, is a publicly traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is one of the largest owners and operators of office properties in the Southeast and provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At March 31, 2011, Highwoods owned or had an interest in 329 in-service office, industrial and retail properties encompassing approximately 32.4 million square feet and owned 610 acres of development land. The Company’s properties and development land are located in Florida, Georgia, Mississippi, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our web site at www.highwoods.com.